Exhibit 21

We have two wholly-owned subsidiaries: (i) Olympic Resources (Arizona) Ltd., an Arizona corporation, which directly owns all of our oil and gas property interests. (ii) Olympic Energy Partners 2003-I L.P., a wholly-owned limited partnership organized in the State of Delaware.